Acorn Energy Reminds its Shareholders and Warrantholders that Rights to
Purchase Acorn Common Stock for $0.24 per Share
Will Expire on Monday, June 24th

Wilmington, DE – June 18, 2019 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines, air compressors and other industrial equipment, through its 80%-owned OmniMetrix™, LLC subsidiary, today reminded its shareholders and warrantholders that its previously announced Rights Offering is scheduled to conclude on Monday, June 24, 2019 at 5:00 pm. Shareholders that hold their Acorn shares in a brokerage account should have received notice from their broker with instructions on how to exercise their rights. Brokers may establish earlier dates by which shareholders wishing to exercise must submit their instructions, so holders wishing to exercise should immediately contact their broker to initiate the exercise process. Shareholders who hold their shares directly in book entry or certificated form and warrantholders should have received a notice with instructions from American Stock Transfer & Trust Co., Inc., the Subscription Agent for the Rights Offering.

Each Right entitles persons who were securityholders as of the June 3, 2019 record date for the Rights Offering, to purchase 0.312 shares of Acorn Common Stock at a subscription price of $0.24 per whole share. No fractional shares will be issued.

Information Agent

D.F. King & Co., Inc. is acting as the Information Agent in connection with the Rights Offering. Securityholders with questions relating to the Rights Offering may contact them directly toll-free at 866-388-7535.

Use of Proceeds

The Rights Offering seeks to raise gross proceeds of approximately $2.4 million and is covered by a Backstop Agreement to acquire all unsubscribed shares. Acorn intends to use the net proceeds from the Rights Offering to finance the contemplated reacquisition of the 20% minority interest in its OmniMetrix, LLC subsidiary that it does not already own and to provide OmniMetrix with additional sales and marketing resources to facilitate expansion into additional geographic markets and new product applications, as well as to support next-generation product development. Any net proceeds not so utilized will be used for general working capital purposes.

Backstop Agreement

In connection with the Rights Offering, Acorn has entered into a Backstop Agreement with certain of its directors and Leap Tide Capital Management LLC, the sole manager of which is Acorn’s President and CEO, pursuant to which they will agree to purchase from Acorn any and all unsubscribed shares of Common Stock in the Rights Offering, subject to the terms, conditions and limitations of the Backstop Agreement. The Backstop Purchasers will not receive any compensation or other consideration for entering into or consummating the Backstop Agreement.

A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. For additional information on the Rights Offering, please see the prospectus included in Acorn’s Registration Statement on Form S-1 and amendments filed with the Securities and Exchange Commission. The completion of the Rights Offering remains subject to the satisfaction of certain conditions, and Acorn reserves the right to terminate the Rights Offering at any time prior to the expiration date of the Rights Offering.

This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 24 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Rights Offering will be completed. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Twitter: @Acorn_IR and @OmniMetrix

Rights Offering Information Agent	Investor Relations Contacts

D.F. King & Co., Inc.	Catalyst IR
866-388-7535	William Jones, 267-987-2082
David Collins, 212-924-9800
acfn@catalyst-ir.com